SCHEDULE A
                         TO DEALER AND SERVICE AGREEMENT


This Dealer and Service Agreement shall be entered into with respect to the Investor Class shares of the following Funds of Accessor Funds, Inc.:

Growth Fund
Value Fund
Small to Mid Cap Fund
International Equity Fund
Intermediate Fixed-Income Fund
Short-Intermediate Fixed-Income Fund
Mortgage Securities Fund
High Yield Bond Fund
U.S. Government Money Fund
Accessor Income Allocation Fund
Accessor Income and Growth Allocation Fund
Accessor Balanced Allocation Fund
Accessor Growth and Income Allocation Fund
Accessor Growth Allocation Fund
Accessor Aggressive Growth Allocation Fund